UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

December 29, 2023

GUARANTY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-38087	75-1656431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16475 Dallas Parkway, Suite 600 Addison, Texas		75001
(Address of Principal Executive Offices)		(Zip Code)

(888) 572-9881

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $1.00 per share	GNTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on October 23, 2023, the Board of Directors ("Board") of Guaranty Bancshares, Inc. (the “Company”) appointed Shalene Jacobson to the office of Executive Vice President and Chief Financial Officer of the Company, effective December 29, 2023. Ms. Jacobson will also continue in her current role as Executive Vice President and Chief Financial Officer of Guaranty Bank & Trust, N.A. (the "Bank"), the Company's wholly owned subsidiary. Ms. Jacobson has also been appointed to serve as an advisory member of the Board, effective December 1, 2023, and will serve as a member of the Bank's Board of Directors, effective January 1, 2024.

Ms. Jacobson's current employment agreement provides for a term expiring on May 20, 2026, followed by an automatic three-year renewal term if neither party elects to terminate at least thirty days prior to expiration of the current term. Ms. Jacobson's agreement provides for the payment of an annual base salary, which will be reviewed at least annually by our board of directors and which may be increased, but not decreased, as a result of that review. In addition to her base salary, Ms. Jacobson is eligible to participate in all bonus plans and employee benefit plans that are applicable either to all employees or to our executive officers. The agreements also provide for certain expense reimbursements.

Ms. Jacobson’s agreement generally provides that if her employment is terminated without “cause” (as defined in the agreement), or if she resigns with “good reason” (as defined in the agreement), then, subject to her compliance with the restrictive covenants described below, she shall be entitled to a severance payment equal to the officer’s average annual Form W-2 compensation over the preceding three years less the average income received from restricted stock during those preceding three years. Each payment is conditioned upon the execution of a release of all claims against the Company and its subsidiaries by the officer. Payment would be made over a period of one year.

Additionally, Ms. Jacobson’s agreement provides that if she voluntarily resigns without good reason, subject to her compliance with the restrictive covenants described below, she shall be entitled to a payment equal to the product of (i) her average annual Form W-2 compensation over the preceding three years less the average income received from restricted stock during those preceding three years; (ii) the number of full calendar years of employment with the Bank through the date of termination of employment; and (iii) a “vesting multiplier” equal to 3%. This payment will be paid in equal installments over a two-year period following termination, and is conditioned upon the execution of a release of all claims against the Company and its subsidiaries by the officer.

Ms. Jacobson’s employment agreement contains a change in control provision that provides for a payment if her employment is terminated within twelve months following a change in control, subject to execution of a release and compliance with the restrictive covenants described below. Ms. Jacobson would be entitled to receive an amount equal to 1.5 times her average annual Form W-2 compensation over the preceding three years less the average income received from restricted stock during those preceding three years. Additionally, Ms. Jacobson would be entitled to such payment upon the one-year anniversary of a change in control if her employment continues with our successor, subject to execution of a release of all claims against the Company and its subsidiaries and compliance with the restrictive covenants described below. Any payments pursuant to the change in control provision are subject to compliance with restrictions imposed by the Code.

In consideration of the payments described above, Ms. Jacobson has agreed to be bound by certain restrictive covenants set forth in her employment agreement, which include confidentiality, non-solicitation and non-competition restrictions.

This summary of Ms. Jacobson's employment agreement is qualified in its entirety be reference to the full and complete terms of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and which is incorporated herein by reference.

In connection with Ms. Jacobson's appointment as CFO, the Board approved the following equity awards, which shall be subject to the terms and conditions of the 2015 Equity Incentive Plan: (i) an award of 5,000 options to purchase Company common stock at an exercise price of $30.50 per share, which options will vest ratably over five years; and (ii) an award of 3,000 shares of restricted stock, which shares will vest ratably over three years beginning on the first anniversary of the grant date.

Item 9.01. Financial Statements and Exhibits

The following is furnished as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit
10.1	Employment Agreement between the Company and Shalene Jacobson dated May 20, 2020
104	Cover Page Interactive File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 29, 2023

GUARANTY BANCSHARES, INC.

By:	/s/ Tyson T. Abston
Name:	Tyson T. Abston
Title:	Chairman of the Board and Chief Executive Officer